EXHIBIT 5.1

Marc A. Recht T: +1 617 937 2316 mrecht@cooley.com

February 15, 2019

Avedro, Inc.

201 Jones Road

Waltham, Massachusetts 02451

Ladies and Gentlemen:

You have requested our opinion, as counsel to Avedro, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 2,018 shares (the “2003 Plan Shares”) of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), pursuant to the Company’s 2003 Stock Plan, as amended (the “2003 Plan”), (ii) 3,131,809 shares (the “2012 Plan Shares”) of the Common Stock, pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”), (iii) 2,500,000 shares (the “2019 Plan Shares”) of the Common Stock pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and (iv) 350,000 shares of the Common Stock (together with the 2003 Plan Shares, the 2012 Plan Shares and the 2019 Plan Shares, the “Shares”), issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2003 Plan, the 2012 Plan and 2019 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement (No. 333-229306) on Form S-1 filed by the Company with the Securities and Exchange Commission (the “S-1”), and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the S-1, each of which is to be in effect immediately following the closing of the offering contemplated by the S-1, (d) the Plans, and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

[Signature page follows]

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Marc A. Recht
Marc A. Recht